UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

December 29, 2015

Jamba, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32552	20-2122262
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

6475 Christie Avenue, Suite 150, Emeryville, California 94608

(Address of principal executive offices)

Registrant's telephone number, including area code:

(510) 596-0100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 29, 2015, Jamba, Inc. (the "Company") entered into the Fifth Amendment and Limited Waiver (the "Amendment") to the Credit Agreement (the "Credit Agreement"), dated as of February 14, 2012, by and among the Company, Jamba Juice Company, the Company's wholly-owned subsidiary, as borrower, the Company's wholly-owned subsidiaries, Jamba Juice Advertising Fund Inc. and Talbott Teas Inc., as guarantors, and Wells Fargo Bank, National Association (the "Lender"), as previously amended. Pursuant to the Amendment, the parties agreed to decrease the amount available under the revolving line of credit to ten million dollars ($10,000,000), and the Lender waived, as of September 30, 2015, the Company’s non-compliance with the financial covenants relating to minimum consolidated tangible net worth and to the minimum fixed charge coverage ratio. In addition, the terms of the financial covenants and certain other obligations under the Credit Agreement were modified to correspond with the Company’s business following its recent refranchising activities.

The description of the Amendment is not complete and is qualified in its entirety by the actual terms of the Amendment, a copy of which will be filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 29, 2015.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated into this Item 2.03 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAMBA, INC.

Date: December 31, 2015	By:	/s/ Karen L. Luey
Karen L. Luey Chief Financial Officer, Chief Administrative Officer, Executive Vice President and Secretary